Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Dr. Wood Dale, IL 60191 www.powersint.com

POWER SOLUTIONS INTERNATIONAL, INC. REPORTS

SECOND QUARTER 2012 RESULTS

Net sales up 42% year over year, 4% sequentially

Net income of $3.0 million or $0.33 per diluted share

Adjusted net income of $1.9 million or $0.21 per diluted share which excludes the

Company’s warrant revaluation

Wood Dale, IL – August 13, 2012—Power Solutions International, Inc. (OTC-BB: PSIX.OB), a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced its financial results for the second quarter and six months ended June 30, 2012.

Second Quarter 2012 Financial Results

Net sales for the second quarter of 2012 were $50.1 million, an increase of 42% from the second quarter of 2011. Net sales increased 4% from the first quarter of 2012. Sales growth was strong across all end markets and geographies, including power generation, material handling, and aerial lifts.

Gross profit for the second quarter of 2012 was $8.8 million, resulting in a gross margin of 17.6%. Gross margin continued to improve sequentially for the third consecutive quarter.

Operating expenses declined to 10.9% of sales compared to 11.1% of sales in the second quarter of 2011. Operating income of $3.4 million increased 32% from the second quarter of 2011 and rose 12% from the first quarter of 2012.

Other (income) expense for the second quarter includes a non-cash gain of $1.1 million resulting from the decrease in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement.

Net income for the second quarter of 2012, which includes the warrant valuation adjustment, was $3.0 million, or $0.33 per diluted share. This compares to net income of $514,000 or $0.05 per diluted common share for the second quarter of 2011. Net income for the second quarter of 2012 adjusted to remove the warrant valuation impact was $1.9 million, or $0.21 per diluted share. This compares to adjusted net income for the second quarter of 2011 of $409,000, or $0.04 per diluted common share.

Summary of Diluted EPS Attributable to Common Stockholders

“Adjusted” removes all impact of warrant valuation changes

	Q2 2012	Q1 2012	Q2 2011	Seq. Growth	Y/Y Growth
EPS	$0.33	$0.13	$0.05	154%	560%
Adjusted EPS	$0.21	$0.19	$0.04	11%	425%

Comparisons of per share results for the second quarter 2012 compared to second quarter 2011 are impacted by the simplified capital structure under which the Company is now operating. As previously reported, all of the Company’s outstanding shares of preferred stock were converted into common stock as of August 26, 2011.

Six Months 2012 Financial Results

Net sales for the first six months of 2012 were $98.2 million, an increase of 47% from the same period of the prior year. Net income for the first six months of 2012 was $4.1 million of $0.45 per diluted share. This compares to net income of $1.6 million or $0.18 per diluted common share for the first six months last year. Other (income) expense in the first six months of 2012 and 2011 includes a non-cash gain due to the warrant revaluation of $457,000 and $105,000, respectively.

“We are pleased with the continued strong results we achieved in the second quarter,” stated Gary Winemaster, Chief Executive Officer of Power Solutions. “These results confirm the compelling value proposition of using low cost natural gas and other alternative fuels for industrial power systems. The combination of attractive fuel economics and increasing diesel emission standards make us very optimistic about the significant growth opportunities for our business. Our strong existing line of product offerings along with exciting new product contributions will help us exploit these attractive market opportunities and advance our leadership position in alternative fuel power systems.”

Second Quarter Earnings Results Conference Call

The Company will discuss its financial results and outlook in a conference call on August 13, 2012 at 3:30 PM CDT. The call will be hosted by Gary Winemaster, Chief Executive Officer, and Daniel Gorey, Chief Financial Officer.

Investors in the U.S. interested in participating in the live call should dial +1 (888) 466-4518. Those calling from outside the U.S. should dial +1 (719) 325-2210. Investors calling in to either number should enter passcode: 6296435. A telephone replay will be available approximately two hours after the call concludes through August 28, 2012 by dialing from the U.S. +1 (877) 870-5176, or from international locations +1 (858) 384-5517, also entering passcode: 6296435.

A simultaneous live webcast will be available on the Investor Relations section of the Company's website at http://www.powersint.com. The webcast will be archived on the website for one year.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial, off- and on-road markets. The company’s unique in-house design, prototyping, engineering and testing capacities allows PSI to customize clean, high-performance engines that run on a wide variety of fuels including natural gas, propane, biogas, diesel, gasoline, or hybrid systems.

PSI develops and delivers complete ..97 to 22 liter power systems, including the new 8.8 liter engine aimed at the industrial and on-highway markets including; medium duty fleets, delivery trucks, school buses and garbage/refuse trucks. PSI power systems are currently used worldwide in power generators, forklifts, aerial lifts, and industrial sweepers, as well as in oil and gas, aircraft ground support, agricultural and construction equipment.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the current expectations of Power Solutions International, Inc. (the “Company”) about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the development of the market for alternative fuel systems, technological and other risks relating to the Company’s development of its new 8.8 liter engine, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful) changes in environmental and regulatory policies, significant competition, general economic conditions and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States. We use certain numerical measures in this press release which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Reconciliation of Net Income to Adjusted Net Income

(Dollar amounts in millions)

	Three months ended June 30, 2012	Three months ended June 30, 2011
Net Income	$3.0	$0.5
Non-cash expense from warrant revaluation	($1.1)	($0.1)
Adjusted Net Income	$1.9	$0.4

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three months ended June 30, 2012	Three months ended June 30, 2011
Diluted earnings per share	$0.33	$0.05
Non-cash expense from warrant revaluation	($0.12)	($0.01)
Adjusted diluted earnings per share	$0.21	$0.04

Note: The Company believes supplementing its consolidated financial statements presented in accordance with GAAP with non-GAAP measures provides investors with useful information regarding the Company’s short-term and long-term trends. Adjusted net income and adjusted diluted earnings per share are derived from GAAP results by excluding the non-cash impact related to the change in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement. The Company excludes this non-operating, non-cash impact, as the Company believes it is not indicative of its core operating results or future performance. The warrant revaluation results from facts and circumstances that fluctuate in impact and is excluded by management in its forecast and evaluation of the Company’s operational performance.

Adjusted net income, adjusted diluted earnings per share and other non-GAAP financial measures used and presented by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

Contact:

Power Solutions International, Inc.	ICR, LLC
Dan Gorey	Gary Dvorchak
Chief Financial Officer	Senior Vice President
+1 (630) 451-2290	+1 (310) 954-1123
dgorey@powergreatlakes.com	gary.dvorchak@icrinc.com

Power Solutions International, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash	$577	$—
Accounts receivable, net	26,192	29,523
Inventories, net	49,175	33,393
Prepaid expenses and other current assets	1,605	1,291
Deferred income taxes	2,122	1,814

Total current assets	79,671	66,021

Property, plant, & equipment, net	5,172	3,611
Other noncurrent assets	1,859	1,451

Total assets	$86,702	$71,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Income taxes payable	$813	$564
Current maturities of long-term debt	23	23
Line of credit	—	19,666
Accounts payable	34,410	27,574
Accrued liabilities	3,966	4,015

Total current liabilities	39,212	51,842

Line of credit	24,605	—
Deferred income taxes	490	490
Private placement warrants	2,813	3,270
Long-term debt, net of current maturities	28	41
Other noncurrent liabilities	63	116

Total liabilities	67,211	55,759

Commitments and contingencies	—	—
Stockholders’ equity
Series A convertible preferred stock—$0.001 par value. Authorized: 114,000 shares. Issued and outstanding: -0- shares at June 30, 2012 and December 31, 2011	—	—
Common stock—$0.001 par value. Authorized: 50,000,000 shares. Issued: 9,895,462 shares at June 30, 2012 and December 31, 2011	10	10
Additional paid-in-capital	10,210	10,154
Retained earnings	13,521	9,410
Treasury stock, at cost, 830,925 shares at June 30, 2012 and December 31, 2011	(4,250)	(4,250)

Total stockholders’ equity	19,491	15,324

Total liabilities and stockholders’ equity	$86,702	$71,083

Power Solutions International, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
Net sales	$50,115	$35,329	$98,187	$66,682
Cost of sales	41,283	28,844	81,126	54,218

Gross profit	8,832	6,485	17,061	12,464

Operating expenses
Research & development and engineering	1,808	1,016	3,535	2,008
Selling and service	1,583	1,775	3,285	3,167
General and administrative	2,048	1,124	3,812	2,426

Total operating expense	5,439	3,915	10,632	7,601

Operating income	3,393	2,570	6,429	4,863

Other (income) expense
Interest expense	290	301	517	930
Loss on debt extinguishment	—	485	—	485
Other (income) expense, net	(991)	658	(363)	658

Total other (income) expense	(701)	1,444	154	2,073

Income before income taxes	4,094	1,126	6,275	2,790
Income tax provision	1,133	612	2,164	1,215

Net income	$2,961	$514	$4,111	$1,575

Undistributed earnings	$2,961	$514	$4,111	$1,575

Undistributed earnings allocable to Series A convertible preferred shares	$—	$496	$—	$1,518

Undistributed earnings allocable to common shares	$2,961	$18	$4,111	$57

Weighted-average common shares outstanding
Basic	9,064,537	329,179	9,064,537	320,840
Diluted	9,064,537	329,179	9,064,537	320,840
Undistributed earnings per common share
Basic	$0.33	$0.05	$0.45	$0.18
Diluted	$0.33	$0.05	$0.45	$0.18

Power Solutions International, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Six months ended June 30, 2012	Six months ended June 30, 2011
Cash flows from operating activities
Net income	$4,111	$1,575
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	469	389
Deferred income taxes	(308)	(124)
Issuance of equity-based compensation	56	—
Increase in accounts receivable allowances	50	55
Decrease in valuation of private placement warrants	(457)	(105)
Loss on disposal of assets	95	—
Loss on debt extinguishment	—	485
(Increase) decrease in operating assets
Accounts receivable	3,281	(4,735)
Inventories	(15,782)	1,780
Prepaid and other current assets	(314)	(608)
Other noncurrent assets	(253)	246
Increase (decrease) in operating liabilities
Accounts payable	9,714	74
Accrued liabilities	(49)	263
Deferred revenue	(53)	—
Income taxes payable	249	(619)

Net cash provided by (used in) operating activities	809	(1,324)

Cash flows from investing activities
Purchase of property, plant, equipment and other assets	(1,280)	(372)
Increase in cash surrender value of life insurance	—	(12)

Net cash used in investing activities	(1,280)	(384)

Cash flows from financing activities
(Decrease) increase in cash overdraft	(3,780)	781
Increase (decrease) in revolving line of credit	4,939	(23,748)
Initial proceeds from borrowings under prior line of credit	—	18,338
Proceeds from issuance of preferred stock with warrants	—	18,000
Proceeds from long-term debt	—	43
Payments on long-term debt and capital lease obligations	(13)	(7,869)
Cash paid for transaction and financing fees	(98)	(3,837)

Net cash provided by financing activities	1,048	1,708
Net change in cash	577	—

Cash at beginning of the period	—	—

Cash at end of the period	$577	$—

Supplemental disclosures of cash flow information
Cash paid for interest	$406	$718
Cash paid for income taxes	2,270	2,318